Pricing Supplement dated April 23, 2002                      Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                   File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No. 88319QE25



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Corporation



--------------------------------------------------------------------------------
Principal Amount: $15,000,000             Interest Rate:  5.65%
Issue Price: $100.991                     Original Issue Date:  April 26, 2002
Agent's Discount or Commission: $37,500   Stated Maturity Date:  March 26, 2004
Net Proceeds to Issuer: $15,181,775
--------------------------------------------------------------------------------

Interest Payment Dates:
       [X] March 15 and September 15
       [ ] Other:

Regular Record Dates
(if other than the last day of February and August):

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption
            Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
            Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
       Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:

Agent:

    [X] Merrill Lynch, Pierce, Fenner & Smith   [ ] First Union Securities, Inc.
                   Incorporated                 [ ] Fleet Securities, Inc.
    [ ] Banc of America Securities LLC          [X] J.P. Morgan Securities Inc.
    [ ] Banc One Capital Markets, Inc.          [ ] Salomon Smith Barney Inc.
    [ ] Barclays Capital Inc.                   [ ] UBS Warburg LLC
    [ ] Credit Suisse First Boston Corporation  [ ] Other: _______________
    [ ] Deutsche Bank Alex. Brown Inc.

Agent acting in the capacity as indicated below:
    [X] Agent      [  ] Principal

If as Principal:
    [ ] The Notes are being  offered at varying  prices  related to prevailing market prices at the time of resale.
    [ ] The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100.991% of Principal Amount.

Other Provisions:

The net proceeds to Issuer includes $70,625 of accrued interest. Interest will be paid from March 26, 2002.










       Terms are not completed for certain items above because such items are not applicable.